Exhibit 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 rpondel@pondel.com	(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 hbender@scpie.com

SCPIE HOLDINGS REPORTS IMPROVED RESULTS

FOR 2007 FIRST QUARTER

Los Angeles, California – May 3, 2007 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today reported improved financial results for its first quarter ended March 31, 2007.

For the 2007 first quarter, net income increased 55% to $3.7 million, equal to $0.38 per diluted share, from $2.4 million, or $0.25 per diluted share, in the same period last year. Total revenues for the 2007 first quarter totaled $35.3 million, compared with $36.6 million in the 2006 first quarter. The improved performance in the quarter is primarily attributable to reduced losses in the Company’s assumed reinsurance business, which is in run-off.

Core Operating Review

In the 2007 first quarter, earned premiums for SCPIE’s direct healthcare liability operations totaled $30.2 million, compared with $31.1 million a year earlier. Net written premiums for the quarter decreased to $83.8 million from $88.6 million in the 2006 first quarter. This reduction is largely due to decreased renewal premiums from loss-rated groups and a small decrease in the number of insureds.

The healthcare liability underwriting profit increased slightly to $2.2 million in the 2007 first quarter, versus $2.1 million in the same year-earlier period. The combined ratio for this business in the first quarter was 92.7%, with a loss ratio of 70.5%, compared with the 2006 first-quarter combined ratio of 93.2%, and a loss ratio of 71.0%. The expense ratio in the 2007 first quarter remained at 22.2%, the same as it was in the 2006 first quarter.

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SCPIE Holdings Inc.

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SCPIE’s retention rate for its direct healthcare liability business over the past 12 months was 96%. The majority of SCPIE’s business renews annually during the first quarter of the year.

“Our results for the first quarter continue our excellent track record over the past two years,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “We believe these positive results will continue throughout the year.”

Run-Off Operations Review

The Company continues to run off its healthcare liability operations in states other than California and Delaware. Outstanding reserves for this segment declined to $32.0 million from $37.7 million at December 31, 2006. Open claims dropped further to 113 from 136 at year-end 2006.

In the assumed reinsurance segment, SCPIE reported an underwriting loss of $1.9 million, which is primarily attributable to an unfavorable arbitration settlement and upward development on other contracts.

Financial Summary

The 2007 first-quarter revenues include net investment income of $5.2 million and a net realized investment gain of $166,000. Last year’s first-quarter totals included net investment income of $5.0 million and a net realized investment loss of $111,000.

At March 31, 2007, SCPIE’s balance sheet remained debt-free. Book value per share at the close of the 2007 first quarter was $22.14, compared with $21.63 at December 31, 2006.

Supplemental financial data relating to the Company’s performance is contained in the detailed statements accompanying this news release.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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Investor Conference Call

An investor conference call to discuss SCPIE’s first-quarter 2007 results will be conducted today, May 3, 2007, at 9 am PDT (12 noon EDT). The call will be open to all interested investors through a live audio web broadcast via the Internet at www.scpie.com and www.earnings.com.

Rebroadcast over the Internet will be available for one year on both websites. A telephonic playback of the call can be heard from approximately 11 am (PDT), Thursday, May 3, to 5 pm (PDT), Thursday, May 10. Listeners should call 888/286-8010 (domestic) or 617/801-6888 (international) and use Reservation Number 73673571.

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In addition to historical information, this news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the Company’s ability to retain current insureds at current levels of profitability, successful withdrawal from the assumed reinsurance business, continued solvency of the Company’s reinsurers, obtaining rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating service, the importance of brokerage business to our growth, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. In light of the significant uncertainties inherent in the forward-looking information herein, including, but not limited to, the positive results continuing throughout the year, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company’s objectives or plans will be realized.

SCPIE Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	March 31, 2007	December 31, 2006
ASSETS
Securities available-for-sale:
Fixed maturities investments, at fair value (amortized cost 2007—$386,426; 2006—$397,553)	$380,964	$389,954
Equity investments, at fair value (cost 2007—$1,656; 2006—$1,723)	1,970	2,034

Total securities available-for-sale	382,934	391,988
Cash and cash equivalents	156,623	145,815

Total investments	539,557	537,803

Accrued investment income	4,742	5,330
Premiums receivable	64,695	18,697
Assumed Reinsurance Receivables	18,912	17,089
Reinsurance recoverable	47,367	45,564
Deferred policy acquisition costs	10,120	7,351
Deferred federal income taxes, net	42,064	44,661
Property and equipment, net	1,501	1,733
Other assets	6,648	7,281

Total assets	$735,606	$685,509

LIABILITIES
Reserves:
Loss and loss adjustment expenses	$406,806	$405,448
Unearned premiums	95,420	41,815

Total reserves	502,226	447,263
Amounts held for reinsurance	4,502	13,317
Other liabilities	17,225	18,285

Total liabilities	523,953	478,865

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock—par value $1.00, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock—par value $.0001, 30,000,000 shares authorized, 12,792,091 shares issued, 2007— 9,557,906 shares outstanding 2006— 9,553,906 shares outstanding	1	1
Additional paid-in capital	37,127	37,127
Retained earnings	275,392	271,925
Treasury stock, at cost (2007— 2,734,185 shares and 2006—2,738,185 shares)	(95,081)	(95,278)
Subscription notes receivable	(1,849)	(1,849)
Accumulated other comprehensive loss	(3,937)	(5,282)

Total stockholders’ equity	211,653	206,644

Total liabilities and stockholders’ equity	$735,606	$685,509

SCPIE Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, except per-share data)

	Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
Net premiums earned	$29,874	$31,630
Net investment income	5,220	5,013
Realized investment gains / (losses)	166	(111)
Other revenue	31	53

Total revenues	35,291	36,585
Expenses:
Losses & loss adjustment expenses incurred	22,946	25,205
Other operating expenses	6,606	7,607

Total expenses	29,552	32,812

Income before federal income taxes	5,739	3,773
Income tax expense	2,045	1,395

Net income	$3,694	$2,378

Basic earnings per share of common stock	$0.39	$0.25

Diluted earnings per share of common stock	$0.38	$0.25

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	Three Months Ended March 31 2007				Three Months Ended March 31 2006
	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other	Total (4)	Direct Healthcare Liability	Assumed Reinsurance (2) (3)	Other (5)	Total (4)

Net written premium (1)	$83,779	$(301)		$83,478	$88,626	$497		$89,123

Net earned premium	$30,175	$(301)		$29,874	$31,132	$498		$31,630

Net investment income			$5,220	5,220			$5,013	5,013
Realized investment gains / (losses)			166	166			(111)	(111)
Other revenue			31	31			53	53

Total revenue	30,175	(301)	5,417	35,291	31,132	498	4,955	36,585

Incurred loss and LAE	21,266	1,680		22,946	22,105	3,100		25,205
Other expenses	6,699	(93)	—	6,606	6,896	154	557	7,607

Net underwriting income / (loss)	$2,210	$(1,888)		322	$2,131	$(2,756)		(625)

Net investment income, other revenue & expense			$5,417	5,417			$4,398	4,398

Income before federal Income taxes				$5,739				$3,773

Net cash provided in operating activities				$369				$5,677

Loss ratio	70.5%				71.0%
Expense ratio	22.2%				22.2%

Combined ratio (GAAP)	92.7%				93.2%

1)	Net written premium is a non-GAAP financial measure which represents the premiums charged on policies issued during a fiscal period less any reinsurance. Net written premium is a statutory measure of production levels. Net earned premium, a comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. A reconciliation of net written premium to net earned premium is provided herein.
2)	Ratios are not shown for the Assumed Reinsurance columns, because of their run-off status produces ratios which are not meaningful.
3)	The expense component for the Assumed Reinsurance segment includes the effect of the retrospective accounting treatment required by Financial Accounting Standards Board No. 113, more fully described in SCPIE’s 2006 Annual Filing in Form 10K, page 42.
4)	Ratios are not shown for the Total column, because inclusion of the discontinued Assumed Reinsurance results produce ratios which are no longer meaningful.
5)	Other expenses in column relate to a proxy challenge in 2006.

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	3/31/2007
Fixed-maturity portfolio
U.S. government & agencies	$174,048	45.7%
Mortgage & asset-backed	62,421	16.4%
Corporate	144,495	37.9%

Total	$380,964	100.0%

Average quality		AAA
Effective duration		2.3
Yield to maturity		4.7%
Weighted average combined maturity		3.9

	Three Months Ended
	March 31, 2007	March 31, 2006
Total premiums
Net written premium	$83,478	$89,123
Change in unearned premium	(53,604)	(57,493)

Net earned premium	$29,874	$31,630